Exhibit 99.1

Crown Electrokinetics Appoints Scott Hobbs to Board of Directors

August 23, 2023 9:30am EDT

LOS ANGELES, CA / ACCESSWIRE / August 23, 2023 / Crown Electrokinetics Corp. (NASDAQ:CRKN) (“Crown” or the “Company”), a leading smart glass technology company and an expert in both designing and installing distributed antenna systems (DAS) and constructing fiber optic networks, today announced that it has added Scott Hobbs to its board of directors.

Doug Croxall, CEO and Chairman stated, “I’m pleased to welcome Scott to Crown’s Board of Directors. Scott Hobbs is an office tenant representation broker in the Greater Dallas Area where he is recognized throughout the Dallas Fort Worth Metroplex as one of the most active brokers in the representation of large office tenants, the target audience for our Smart Window Inserts. We look forward to relying on Scott’s knowledge and relationships as we move towards commercialization.”

Mr. Hobbs is currently an Executive Managing Director for Newark in its Uptown Dallas office. He exclusively represents office tenants locally, nationally, and globally in all manner of transactions ranging from negotiated renewals, relocations, build-to-suit, sublease dispositions, expansion & contraction, and building purchases.

Before entering the real estate industry, Hobbs was a commissioned Navy SEAL Officer for eight years. A decorated combat veteran, he has circled the globe three times in the service of the United States Navy and Joint Special Operations Command.

“For years, I have been personally involved in sourcing other smart glass solutions on behalf of my clients only to be disappointed with what is currently on the market. The inability to retrofit and the exorbitant cost of replacing windows is often prohibitive to adoption by office tenants. When I was introduced to Crown’s Smart Glass insert using their Dynamic Tint Film, I was encouraged knowing that it is a perfect solution for both large-scale tenants and building owners alike who are looking for ways to reduce their energy consumption. The savings for them will be significant and immediate,” commented Scott Hobbs.

In addition to Mr. Hobbs, the Company’s CFO Joel Krutz has also been appointed to the Board of Directors which now is comprised of five members.

About Crown Electrokinetics

Crown is a smart glass technology company and the creator of our Smart Window Insert and an expert in both designing and installing distributed antenna systems (DAS) and constructing fiber optic networks. For more info, please visit: www.crownek.com

Safe Harbor Statement:

Statements in this news release may be “forward-looking statements”. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and Crown Electrokinetic Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

This press release does not constitute a public offer of any securities for sale. Any securities offered privately will not be or have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Crown Electrokinetics Contact:

IR Email: info@crownek.com

SOURCE: Crown Electrokinetics